Exhibit 10.1

SITO Mobile, Ltd.
EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into effective as of January 23, 2020 by and between SITO Mobile, Ltd., a Delaware Corporation (the “Company”), and Scott L. Kauffman (the “Executive”).

RECITALS

WHEREAS, the Company wishes to employ Executive and Executive wishes to accept such employment, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment

Effective immediately, Executive shall hold the position of Interim Chief Executive Officer (“ICEO”) of the Company. As ICEO, Executive shall be the senior officer of the Company, devoting his full business time to such position, responsible for seeing to its management, having such authority normally associated with the Chief Executive Officer of a public company, reporting to the Company’s Board of Directors (the “Board”). Notwithstanding the foregoing, while serving as ICEO Executive shall be permitted to serve as a member of the board of directors for external companies (in a non-executive manner) and shall also be permitted to engage in charitable and civic activities, including as a member of the Executive Committee of the ALS Association, and manage his personal passive investments. This Agreement shall be terminable by either the Company or Executive upon 45 days’ notice.

2.	Compensation

(a) Cash. For service under this Agreement, the Company shall accrue a cash balance on Executive’s behalf at the rate of $50,000 per month, credited to Executive’s account on the 15th day of each month in arrears, and pro-rated in the final month of accrual. If the Company achieves a stabilizing event, as determined in its sole discretion by the Board (a “Success Event”), Executive will receive payment of 50% of the account balance in cash and 50% of the account balance in common stock, valued at the average closing price of the Company’s shares on the five days immediately prior to the announcement of the Success Event. If a Success Event does not occur, the full cash balance of the account will receive the same senior secured status as the Company’s existing or future (if more senior) debt holders of the Company.

(b) Stock Grant. Upon the commencement of this Agreement, the Company shall grant Executive stock options to purchase 770,000 shares. Such options shall provide for an exercise price equal to the average closing price of the Company’s shares on the five days immediately prior to the announcement of this Agreement, shall be exercisable when vested during the term of this Agreement and the Subsequent Agreement (as defined below), and may be exercised on a cashless basis. One half of the options shall vest upon the date of grant with the remainder vesting ratably (on a monthly basis in arrears) over the next 48 months subject to Executive’s continued relationship with the Company pursuant to this Agreement or a Subsequent Agreement. If a debt conversion or capital raising event occurs that increases the number of shares outstanding of the company while Executive is serving as ICEO, then the initial option grant of 770,000 shares will be adjusted upward by the percentage dilution that occurs. For the purpose of this Agreement, the current number of shares outstanding is 25,600,000. Such other terms shall apply to the options as are reasonable and usual, and not inconsistent with the Company’s option plan.

3.	Subsequent Agreement

If the Company becomes stabilized and sustainable under Executive’s leadership, it is mutually contemplated that Executive will become the Company’s Chief Executive Officer pursuant to an employment agreement (the “Subsequent Agreement”) on such terms as shall be deemed appropriate at such time and are appropriate for a Chief Executive Officer of a public company.

4.	Change of Control

Should there be a change in control of the Company, unrelated to an event of insolvency, while Executive is retained under this Agreement and no Subsequent Agreement has been entered into, the accruals in paragraph 2(a) above shall be doubled, and half of the then unvested options granted pursuant to paragraph 2(b) above shall vest immediately.

5.	Expenses

The Company agrees to pay or to reimburse Executive for all reasonable, ordinary, necessary and documented business expenses incurred during the performance of his employment, in accordance with the written policies of the Company.

6.	Confidential Information: Non-Recruitment; Non-Solicitation

Executive shall maintain the confidentiality of the Company’s confidential information. Executive shall not directly or indirectly, during the term of this Agreement and for one year thereafter, recruit or retain any of the Company’s executives or consultants, or seek to solicit or service any client of the Company.

7.	Indemnification

To the maximum extent and when permitted by applicable law, the Articles of Incorporation, Bylaws and resolutions of the Company in effect from time to time, the Company shall indemnify and defend Executive against liability or loss arising out of Executive’s actual or asserted misfeasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgements, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. The Company shall maintain Directors and Executives Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this Paragraph 7 shall apply and inure to the benefit of the estate, executor, administrator, heirs, legatees or devisees of Executive.

8.	Approval; Governing Law

This Agreement shall be subject to approval of the Company’s Board or compensation committee, disclosed as required, and shall be governed by the laws of New York State.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SITO Mobile, Ltd.

By:	/s/ Jonathan Bond
Name: Jonathan Bond
Title: Chairman

By:	/s/ Scott Kauffman
Scott Kauffman